Exhibit 99.1

Manatron Announces Fiscal 2003 First Quarter Results

- EPS Increases to $.07 from $.01 -

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO	or	Matthew Hayden, President

Manatron, Inc. (616) 567-2900		Hayden Communications, Inc. (843) 272-4653

paul.sylvester@manatron.com		matt@haydenir.com

          •  NET INCOME INCREASES $244,324 TO $272,064

          •  EBITDA INCREASES 31% TO $771,514

          •  $7.3 MILLION IN CASH ON JULY 31, 2002

KALAMAZOO, MI--(BUSINESS WIRE)--September 12, 2002--Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city and township governments today announced its results for the first quarter of fiscal 2003, which ended July 31, 2002.

While net revenues for the first quarter only increased slightly to $9,497,537 versus $9,379,530 for the first quarter of 2002, Software Systems and Services revenues increased 23% to $7.8 million from $6.3 million in the prior year. This increase was offset by the anticipated cyclical decline in the Company's Appraisal Services business. Net income increased by $244,324 to $272,064 for the first quarter compared to $27,740 in the prior year quarter. Further, earnings per share for the first quarter increased to $.07 per diluted share from $.01 per diluted share. This includes the effect of discontinuing the amortization of goodwill in connection with the adoption of FSAS No. 142, which benefited the current quarter by approximately $100,000 or $.03 per diluted share. EBITDA also rose to $771,514 during the first quarter from $589,210 in the year ago period, representing a 31% increase

Cost of revenues decreased 7.2% to $5.5 million, reflecting an improvement in the Company's gross margin. Although selling, general and administrative expenses increased slightly, the pretax margin still increased from .5% to 4.3% of net revenues in the first quarter. Working capital at July 31, 2002, was $4,606,769, or 8% higher than the $4,282,791 in working capital reported on April 30, 2002. The balance sheet remains debt free with $7.3 million in cash and equivalents, and shareholders' equity of $12.8 million (representing a book value of $3.26 per diluted share) on July 31, 2002.

During the first quarter, the Company announced the signing of five new contracts in Florida, worth a combined $2.7 million. Of the five contracts, four are to install and support MVP Tax Manager, in the counties of Indian River, Walton, Marion, and Hendry. Other recent material events include the announcement to install MVP Tax in the City of Baltimore, Maryland for approximately $3.1 million. This marks the third significant agreement where Unisys and Manatron are working together. In addition, Manatron added Union County, North Carolina to its growing MVP client list. This agreement was important because it represents a typical contract size and it provides a conduit into a new state market.

Manatron President and CEO Paul Sylvester stated, "We are pleased with the positive results for our first quarter and in particular, with the comparisons over the prior year. Our Software Systems and Service revenues increased 23% and our pretax income was substantially improved in a down economy. More importantly, we have eliminated approximately $1.1 million of debt and increased our cash on hand by $6.5 million over the comparable quarter in the prior year. This is our fourth consecutive quarter with no bank borrowings outstanding. We are cautiously optimistic that our Sabre Appraisal services revenues will begin to increase again in fiscal 2004 as we are at the bottom of our cycle. In the meantime, we will continue to focus on growing our higher margin software and services revenue, the segment of our business where we continue to place the majority of our collective resources.

Further, the addition of Maryland and North Carolina to our list of MVP Tax clients has provided us with marketing access to the counties and larger cities within these two respective states. In connection with the Company's strategic growth strategy, we will continue to focus on bringing new products and services to our existing customer base while prudently expanding our market share in new states where we focus."

About Manatron, Inc.

Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Sabre Appraisal Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently operates out of regional offices in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Florida, and North Carolina and serves approximately 1,600 customers in 31 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

-- tables follow --

MANATRON, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three Months Ended July 31,
	2002	2001

Net Revenues	$9,497,537	$9,379,530

Cost of Revenues	5,536,818	5,967,573

Gross Profit	3,960,719	3,411,957

Selling, General & Admin. Expenses	3,590,872	3,366,150

Operating Income	369,847	45,807

Other Income (Expense), Net	42,217	(3,067)

Pretax Income	412,064	42,740

Federal Income Tax Expense	140,000	15,000

Net Income	$272,064	$27,740

Basic Earnings Per Share	$0.07	$0.01

Diluted Earnings Per Share	$0.07	$0.01

Basic Weighted Average Shares	3,752,213	3,553,427

Diluted Weighted Average Shares	3,874,885	3,694,360

BALANCE SHEET HIGHLIGHTS As of July 31, 2002

Current Assets	$ 20,079,028	Current Liabilities	$ 15,472,259

Net Property & Equipment	2,495,434	Deferred Income Taxes	--

Other Assets	5,713,670	Shareholders' Equity	12,815,873

Total Assets	$ 28,288,132	Total Liabilities and Equity	$ 28,288,132

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